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                                                                    EXHIBIT 23.6

The Board of Directors
Bull Run Corporation:

We consent to the incorporation by reference in the Registration Statement on Form S-4 of Bull Run Corporation of our report dated October 11, 1996 with respect to the consolidated statements of earnings, stockholders' equity, and cash flows of Host Communications, Inc. and subsidiaries for the year ended June 30, 1996, included herein and to the reference to our firm under the heading "Experts" in the prospectus.

Our report refers to a change in the method of accounting for license fee revenues and rights fee expenses.

                                                /s/ KPMG LLP


Cincinnati, Ohio
August 5, 1999